Exhibit 99.1

GREENBROOK TMS ANNOUNCES PASSING OF BOARD MEMBER ELIAS VAMVAKAS

July 12, 2024 – Toronto, Ontario – Greenbrook TMS Inc. (OTCQB: GBNHF) (“Greenbrook” or the “Company”) today announces with regret that our beloved board member Elias Vamvakas has passed away after a courageous, 2-year battle with cancer.

“It is with profound sadness that we announce Elias’ passing,” said Bill Leonard, President and Chief Executive Officer of Greenbrook. “For over 25 years, Elias has been a friend, mentor, and valued partner of mine since I was a young executive working for TLC Vision during his tenure there as Chairman and CEO. In 2010, we embarked on a new venture together as co-founders of Greenbrook TMS and throughout our entire relationship, Elias has consistently inspired me with his vision, leadership, and approachability. As Chairman of Greenbrook from our inception until he stepped down due to his illness, he was an integral part of our mission and growth as a company. He offered me, my fellow board members, and executives unwavering support, wisdom, and guidance throughout his tenure. He added tremendous value to our business from the beginning. Elias was not only a great colleague, but also a cherished friend. I am grateful to have had the opportunity to work with him, learn from him and now continue to build upon his vision here at Greenbrook. On behalf of myself, the Board of Directors, and our entire team, we extend our deepest condolences to Elias’s family during this very difficult time.”

In addition to his leadership at Greenbrook, Elias also served as Chairman, CEO, and founder of Greybrook Capital, a private equity firm focused on real estate and healthcare. He also held leadership positions at other leading organizations: Chairman of Caldwell Partners (TSX: CWL), a technology-powered talent acquisitions firm based in Toronto specializing in recruitment at all levels, and Chairman of TearLab Corporation, an ophthalmic device company developing and commercializing novel, lab-on-a-chip technologies that enable eye care practitioners to test for highly sensitive and specific biomarkers in tears at the point-of-care. Prior to founding Greybrook Capital, Elias co-founded TLC Vision where he served as Chairman and CEO.

Elias is survived by his many family and friends including his loving wife Nancy and their three children Michael, Megan and Olivia, his son-in-law Daniel Welsh, his father Antonios Vamvakas, as well as his mother-in-law Susan Fenwick.

About Greenbrook TMS Inc.

Operating through 130 Company-operated Treatment Centers, Greenbrook is a leading provider of TMS and Spravato®, FDA-cleared, non-invasive therapies for the treatment of Major Depressive Disorder (“MDD”) and other mental health disorders, in the United States. TMS therapy provides local electromagnetic stimulation to specific brain regions known to be directly associated with mood regulation. Spravato® is offered to treat adults with treatment-resistant depression and depressive symptoms in adults with MDD with suicidal thoughts or actions. Greenbrook has provided more than 1.52 million treatments to over 47,000 patients struggling with depression.

For further information please contact:

Glen Akselrod

Investor Relations

Greenbrook TMS Inc.

Contact Information:

investorrelations@greenbrooktms.com

1-855-797-4867